April 30, 2026

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated April 30, 2026, of ACRES Commercial Realty Corp. and are in agreement with the statements contained under Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP